Exhibit (a)(1)

ALLEGIANCE TELECOM, INC.
OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12 MIDNIGHT, CENTRAL STANDARD TIME, ON MAY 24, 2002 UNLESS THE OFFER IS EXTENDED.

        Allegiance Telecom, Inc., which is referred to in this Offer to Exchange as "we," "us," or "Allegiance Telecom," is offering its current vice presidents (other than city vice presidents), senior vice presidents, executive vice president and board members (collectively, the "Participants") the opportunity to exchange any or all of the unexercised options held by them (whether vested or unvested) that have an exercise price of $5.50 or greater (excluding outperform stock options) (the "Eligible Options") under our 1998 Stock Incentive Plan, as amended (the "Plan") for newly issued shares of our common stock (the "Restricted Stock"). Certain stock options granted on October 15, 2001 to our senior vice presidents and executive vice president are not included in this Offer and are not "Eligible Options." For every four shares of common stock issuable under Eligible Options that are tendered and accepted for exchange and cancellation, we will issue three shares of Restricted Stock. You will not be required to pay for the shares of Restricted Stock granted to you. Your consideration for the shares of Restricted Stock will be in the form of Eligible Options that you tender. However, as described in more detail in this Offer to Exchange, the vesting of your Restricted Stock will generally result in your recognition of taxable income. You may tender none, all or one or more of your Eligible Options.

        We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

        This Offer is not conditioned upon a minimum number of options being tendered. This Offer is subject to the conditions described in section 6 of this Offer to Exchange.

        If you tender options for exchange as described in this Offer, we will issue you Restricted Stock under the Plan. However, the shares of Restricted Stock will not actually be issued until you (a) sign the applicable Restricted Stock agreement and (b) the shares of Restricted Stock are vested in accordance with the terms set forth in your Restricted Stock agreement. Regardless of the vesting schedule of the options that you tender to us, 34% of the Restricted Stock issued to you will vest on September 30, 2002, with an additional 8.25% vesting on the last day of each quarter following that date (each such vesting date is referred to as a "Vesting Date"), assuming that you meet the requirements for vesting specified in your Restricted Stock agreement. Until it vests, the Restricted Stock will be held in our custody and will be subject to certain forfeiture provisions and transfer restrictions set forth in your Restricted Stock agreement. At any time prior to the date which is at least six (6) months prior to any Vesting Date (and with respect to the first Vesting Date of September 30, 2002, at any time prior to June 30, 2002), you may deliver written notice to us (in the form attached or such other form that we may approve of from time to time) setting forth your election to defer the distribution of all or any portion of the Restricted Stock that may vest on such Vesting Date (if any); if you elect to defer, no stock certificates representing shares of common stock will be delivered to you until the date of the event specified in your deferral notice.

        In general, the vesting of your Restricted Stock will result in your recognition of taxable income, and you must provide us with payment of the applicable federal and state income and employment withholding taxes before we deliver to you the stock certificates for your Restricted Stock, by cash payment or other arrangement agreed upon between you and us.

        As of March 31, 2002, options to purchase 4,992,565 shares of our common stock were Eligible Options. Assuming that all Participants surrender all of their Eligible Options for exchange, we would issue approximately 3,744,424 shares of Restricted Stock, or approximately 3.1% of our total shares outstanding following that issuance.

        All options accepted by us pursuant to this Offer will be cancelled. Following the cancellation, the shares formerly issuable upon exercise of the cancelled options will be available for reissuance under the Plan either as (a) Restricted Stock pursuant to the Offer or (b) other awards as allowed under the Plan.

        Shares of our common stock are quoted on the Nasdaq National Market under the symbol "ALGX." On April 24, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $2.09 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

        If you have any questions about this Offer, would like additional copies of the Offer to Exchange or the Letter of Transmittal or need additional assistance, please contact Lisa Sutter, Allegiance Telecom, Inc., 9201 North Central Expressway, Dallas, Texas 75231 (telephone: (469) 259-2848, facsimile: (469) 259-9130).

IMPORTANT

        If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and deliver (by mail, fax or other paper delivery method) it and any other required documents to Lisa Sutter, Allegiance Telecom, Inc., 9201 North Central Expressway, Dallas, Texas 75231 (telephone: (469) 259-2848, facsimile: (469) 259-9130).

        We are not making this Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any such jurisdiction.

        Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY TERM SHEET

        This summary highlights material information contained in the Offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary and in the introduction preceding this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Exchange and the Letter of Transmittal. We have included references to the relevant sections of this Offer to Exchange where you can find more complete descriptions of the topics in this summary.

  Why are you making the Offer?

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are not sufficiently effective in retaining and providing incentives to the Participants. By making this offer to exchange outstanding options for shares of Restricted Stock, we intend to provide the Participants with the benefit of holding our common stock which we believe, over time will have a greater potential to increase in value, and thereby provide them with better incentives to maximize stockholder value. (Section 2)

  To whom are you making the Offer?

        We are making this Offer to our current vice presidents (other than city vice presidents), senior vice presidents, executive vice president and board members (the "Participants"). We have already granted additional stock options to our city vice presidents and to our employees below the level of vice president at prices that are much closer to the current market price of our stock. Thus, these employees are not participating in this Offer. In addition, we are individually negotiating for the exchange of certain stock options granted on October 15, 2001, at an exercise price of $5.79 per share, for shares of Restricted Stock, with the recipients of those grants who are our senior vice presidents, executive vice president, executive vice president of corporate development/chief financial officer, chief operating officer/president and chief executive officer. Those option grants are not a part of this Offer. (Section 1)

  What securities are you offering to exchange?

        We are offering Participants the opportunity to exchange any or all of the unexercised stock options to purchase shares of our common stock held by them (whether vested or unvested) that have an exercise price of $5.50 or greater (excluding outperform stock options) (the "Eligible Options"). Certain stock options granted on October 15, 2001 to our senior vice presidents and executive vice president are not included in this Offer and are not "Eligible Options." (Section 1)

  May I tender options that I have already exercised?

        This Offer only pertains to stock options, and does not apply in any way to shares purchased upon the exercise of stock options. If you have exercised a stock option, that option is no longer outstanding and is therefore not subject to this Offer.

  May I tender unvested options?

        Yes. You may tender your Eligible Options whether or not they are vested.

  Do I have a choice as to which options to tender?

        You may tender any, all or none of your Eligible Options. You are not required to accept the Offer. If you choose to tender any Eligible Options for exchange, you may choose to tender one option and not tender another. You may not tender any fraction of an Eligible Option (for example, you may not tender 1/2 of an Eligible Option). If you choose to tender any Eligible Options for exchange, you will be required to indicate in the Letter of Transmittal, the particular option grants you are tendering. For example, if you have received two Eligible Options, you may choose to tender neither of these Eligible Options, both of these Eligible Options, or one of these Eligible Options. (Section 5)

  What is Restricted Stock?

        Unlike stock options, where the option holder has only a right to purchase shares of our common stock at a certain price, when you receive Restricted Stock, you will become a holder of actual shares of our common stock, issued at no additional cost to you (there are, however, tax consequences). These shares are considered "restricted" because they will be subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares "vest". The forfeiture and transfer restrictions will be set forth in a Restricted Stock agreement entered into between you and us. Once shares of Restricted Stock have vested and are distributed to you, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes.

  How many shares of Restricted Stock will I receive in exchange for my tendered options?

        For every four shares of common stock issuable under Eligible Options that are tendered and accepted for exchange and cancellation, we will issue three shares of Restricted Stock. We will not issue fractional shares of Restricted Stock. All shares of Restricted Stock will be issued under the Plan. The shares of Restricted Stock will be subject to the terms and conditions of the Plan and a Restricted Stock agreement between you and us. (Section 8)

  What are the conditions to the Offer?

        The Offer is not conditioned upon a minimum aggregate number of options being tendered by the Participants as a group. We may terminate or amend the Offer if certain events have occurred. These events include: any proceeding that challenges or that relates in any manner to the Offer, any action or regulation that could materially and adversely affect our business or prospects, any action or regulation that could materially impair the benefits that we hope to receive as a result of the Offer, any change that could affect the way in which we are accounting for the Offer and any change that may be material to our business. (Section 6)

        Are there any eligibility requirements I must satisfy after the expiration date of the Offer to receive the Restricted Stock?

        To receive Restricted Stock, you must (i) remain our employee or a board member from the date that you tender your options through the date the Restricted Stock vests and (ii) provide us with payment of the federal and state income and employment withholding taxes to which you become subject upon either the vesting of your Restricted Stock or at the time your Restricted Stock is awarded if you make an election under Section 83(b) of the Internal Revenue Code, by cash payment or other arrangement agreed upon between you and us.

        If you do not accept the Offer with respect to any particular Eligible Options, you generally will continue to be able to exercise such Eligible Options as provided in your option documents.

        What happens if, after I tender my options, I cease to be an employee or a board member?

        If you cease to be our employee or a board member for any reason prior to expiration of this Offer, you may withdraw your tendered options and exercise them to the extent provided in your option documents. However, in that event, you will not receive a grant of Restricted Stock. If you cease to be our employee or a board member for any reason after your tendered options are accepted and cancelled, you will receive the portion of your Restricted Stock that has vested prior to the end of your employment or board membership, but you will not receive the unvested portion of your Restricted Stock. If you cease to be our employee or a board member because of your permanent physical disability or death, your unvested Restricted Stock will become vested Restricted Stock upon your termination date. Once your tendered options have been accepted and cancelled, you will have no rights with respect to those options, and they will not be reissued and returned to you for any reason. This Offer does not change the "at-will" nature of your employment with us, and your employment may be terminated by us or by you at any time, including prior to you being issued or vesting in the Restricted Stock, for any reason, with or without cause.

  When will my Restricted Stock vest?

        34% of the Restricted Stock will vest on September 30, 2002 and an additional 8.25% of the Restricted Stock will vest on the last day of each quarter following that date, provided that you remain our employee or board member on such dates (each such date is referred to as a "Vesting Date"). The shares of Restricted Stock will be held in our custody until they vest. The Restricted Stock agreement also provides for accelerated vesting upon death, permanent physical disability, or upon certain events happening in connection with a "change in control" (as defined in the Restricted Stock agreement). (Section 8)

  When will I receive my Restricted Stock?

        If we decide to accept all properly tendered options, we will promptly accept these options for exchange and cancellation and we will promptly grant the Restricted Stock. You will need to duly execute and deliver the Restricted Stock agreement at the same time that you deliver your Letter of Transmittal to us. However, you will not receive a stock certificate for your Restricted Stock until after it has vested and you have paid the applicable withholding taxes (see discussion below). Prior to vesting, the Restricted Stock will be held in our custody. (Section 5)

        Once the Restricted Stock has vested, you will be entitled to receive the stock certificate for your shares once you provide for the payment to us of the federal and state income and employment withholding taxes to which you become subject as a result of the vesting of your Restricted Stock, if you have not made an election under Section 83(b) of the Internal Revenue Code, by cash payment or other arrangement agreed upon between you and us. If you make an election under Section 83(b) of the Internal Revenue Code, you must provide for payment of federal and state employment and income withholding taxes at the time the Restricted Stock is issued to you. (Section 13)

        At any time prior to the date which is at least six (6) months prior to any Vesting Date (and with respect to the first Vesting Date of September 30, 2002, at any time prior to June 30, 2002), you may deliver written notice to us (in the form attached or such other form that we may approve of from time to time) setting forth your election to defer the distribution of all or any portion of the Restricted Stock that may vest on such Vesting Date (if any); if you elect to defer, no stock certificates representing shares of common stock will be delivered to you until the date of the event specified in your deferral notice. Your decision to defer the distribution of stock certificates is irrevocable. Notwithstanding a deferral of the distribution of Restricted Stock, such stock will be distributed promptly after a public announcement of a "change in control" (as defined in the form of Restricted Stock agreement attached as Exhibit (d)(6)) or after termination of your employment for any reason.

Until shares of vested Restricted Stock are distributed to you, you will not have any voting rights or rights to cash dividends with respect to such shares. (Section 13)

  Why would I want to defer the distribution of my stock certificates?

        If you elect to defer receipt of any portion of your Restricted Stock in accordance with the terms of your Restricted Stock agreement, we will report your income, and withhold income and employment taxes, on the basis that you recognize income on the date on which that portion of your Restricted Stock is distributed to you (as opposed to the Vesting Date for that portion). Your income will be an amount equal to the fair market value of that portion of the Restricted Stock on the date it is distributed to you. Accordingly, you will be required to pay the income and employment withholding taxes pertaining to that portion of your Restricted Stock on the date it is distributed to you. Thus, if you want to defer your taxes beyond a Vesting Date, you can do so by making a deferral election. You should realize, however, that the deferral election cannot be changed so you will have to bear the risk that our stock price may go down between the Vesting Date and the date on which your deferral ends. (Section 13)

        The calculation of the tax impact of electing to defer receipt of your stock certificates for Restricted Stock is complicated and we advise you to get tax advice from your own advisor prior to making such an election. One of the reasons this calculation is complicated is that if you do not make a deferral election and thereby get taxed on the Vesting Date, the future appreciation in the Restricted Stock that vested will be at capital gain tax rates, not ordinary income tax rates. Thus, you have to factor in the difference between those rates and your assumptions about our stock appreciation in the future as well as other factors in order to make an informed decision about deferring distribution of your stock certificates.

  What do I have to pay to get Restricted Stock?

        You will not be required to pay for the shares of Restricted Stock granted to you. Your consideration for the shares of Restricted Stock will be in the form of Eligible Options that you tender. However, there are tax consequences as described in more detail below and in the Offer to Exchange.

        You will recognize taxable income each time a portion of your Restricted Stock vests, equal to the fair market value of such portion of your Restricted Stock at the time it vests, unless you made an election under Section 83(b) of the Internal Revenue Code or (subject to the discussion contained under section 13 below, titled "Material Federal Income Tax Consequences") an election to defer the receipt of such portion of your Restricted Stock. If you make an election under Section 83(b) of the Internal Revenue Code, you will recognize immediately taxable income at the time of the award, equal to the fair market value of all of your Restricted Stock at such time (even though your shares have not vested and are subject to forfeiture). Given that none of your Restricted Stock will be vested on the date of the award, you would need to have funds available apart from your Restricted Stock with which to pay the tax that would be due on the award date, if you make an election under Section 83(b). (Section 13)

        As discussed above, if you elect to defer receipt of any portion of your Restricted Stock in accordance with the terms of your Restricted Stock agreement, we will report your income and withhold income and employment taxes, on the basis that you recognize income on the date on which that portion of your Restricted Stock is distributed to you (as opposed to the Vesting Date for that portion), in an amount equal to the fair market value of that portion of the Restricted Stock on the date it is distributed to you. You should be aware that no income deferral will result from an election to defer receipt of shares of Restricted Stock for which you have made a Section 83(b) election. We recommend that you consult with your tax advisor prior to making an election to defer receipt of any of your shares of Restricted Stock. You will need to make the payments to us of the federal and state income and employment withholding taxes to which you become subject when you recognize such taxable income, by cash payment or other arrangement agreed upon between you and us. You will not receive the stock certificate for your vested shares until you provide for the payment to us of the federal and state income and employment withholding taxes to which you become subject as a result of such income, by cash payment or other arrangement agreed upon between you and us. (Section 13)

        Under what circumstances will I forfeit the Restricted Stock I receive in this Offer?

        You will forfeit the unvested portion of the Restricted Stock received in exchange for your tendered options if you cease to be our employee or board member for any reason. Note that if you cease to be our employee or board member because of your permanent physical disability or death, your unvested Restricted Stock will become vested Restricted Stock upon your termination date. (Section 8)

  What are the other restrictions on the Restricted Stock?

        The Restricted Stock that will be issued to you will be subject to certain forfeiture provisions and transfer restrictions contained in your Restricted Stock agreement. Your Restricted Stock may not be sold or transferred in any manner until that stock vests. Accordingly, the stock certificate for the unvested portion of your Restricted Stock will be held in our custody while it remains unvested and subject to forfeiture. Until shares of vested Restricted Stock are distributed to you, you will not have any voting rights or rights to cash dividends with respect to such shares. (Section 8)

        As your Restricted Stock vests, you will recognize taxable income on each vesting date equal to the fair market value of the portion of your shares that vest at that time if you do not make an election under Section 83(b) of the Internal Revenue Code or (subject to the discussion contained under section 13 below, titled "Material Federal Income Taxes Consequences") an election to defer the receipt of such portion of your Restricted Stock. If you do make an election under Section 83(b) of the Internal Revenue Code, you will recognize taxable income at the time of the award, equal to the fair market value of all of your Restricted Stock at such time (even though your shares have not vested and are subject to forfeiture). (Section 13)

        Am I entitled to exercise any rights of ownership of the Restricted Stock prior to vesting?

        You will have rights to stock dividends and other similar distributions with respect to the Restricted Stock issued to you pursuant to the Offer, even though the stock certificate is held in our custody until you vest in your Restricted Stock. Therefore, if your service with us terminates for any reason, stock dividends and other similar distributions with respect to shares of Restricted Stock that have not vested will be forfeited. Furthermore, until shares of vested Restricted Stock are distributed to you, you will not have any voting rights or rights to cash dividends with respect to such shares. (Section 8)

  What happens if Allegiance Telecom, Inc. is acquired?

        If we are acquired prior to expiration of the Offer, you may withdraw your tendered options and have the rights afforded you under your existing option agreements.

        For our senior vice presidents, executive vice president and board members, unvested shares of Restricted Stock will vest in full upon the consummation of a "change in control" after the issuance of Restricted Stock. For our vice presidents, unvested shares of Restricted Stock will vest in full if there is a "change in control" (as defined in the Restricted Stock agreement) and such person's employment is terminated (other than a termination for "cause") upon such change in control or at any time during the 2-year period after such change in control occurs. (Section 8)

        Notwithstanding a deferral of the distribution of Restricted Stock under the terms of the Restricted Stock agreement, all shares of vested Restricted Stock will be distributed promptly after a public announcement of a change in control or after termination of your employment for any reason.

  Will I have to pay taxes if I exchange my options in the Offer?

        You will not be required under current law to recognize income for federal income tax purposes until the time the Restricted Stock issued to you begins to vest, in the absence of an election under Section 83(b) of the Internal Revenue Code or (subject to the discussion contained under section 13 below, titled "Material Federal Income Tax Consequences") an election to defer receipt of shares of Restricted Stock. The amount of such income will be equal to the fair market value of the portion of your Restricted Stock that vests on each Vesting Date, and you must provide for the payment to us of the federal and state income and employment withholding taxes to which you become subject as a result of such income, by cash payment or other arrangement agreed upon between you and us. We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you at the time your Restricted Stock vests. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the Offer.

        Alternatively, if you make an election under Section 83(b) of the Internal Revenue Code to be taxed on the fair market value of your unvested Restricted Stock at the time it is issued to you, you will recognize immediately taxable income with respect to the value of all shares of Restricted Stock at such time and you will be required to pay the income and employment withholding taxes pertaining to the Restricted Stock on the date of issuance. If you cease to be our employee or board member for any reason, you would not receive the unvested Restricted Stock, although you would have already paid taxes on those unvested shares. A Section 83(b) election must be filed no later than the date that is thirty (30) days after the date the Restricted Stock is issued to you.

        On the other hand, if you elect to defer receipt of any portion of your Restricted Stock in accordance with the terms of your Restricted Stock agreement, we will report your income, and withhold income and employment taxes, on the basis that you recognize income on the date on which that portion of your Restricted Stock is distributed to you (as opposed to the Vesting Date for that portion), in an amount equal to the fair market value of that portion of the Restricted Stock on the date it is distributed to you. Accordingly, you will be required to pay the income and employment withholding taxes pertaining to that portion of your Restricted Stock on the date it is distributed to you.

        You should be aware that no income deferral will result from an election to defer receipt of shares of Restricted Stock for which you have made a Section 83(b) election. We recommend that you consult with your tax advisor prior to making an election to defer receipt of any of your shares of Restricted Stock.

        By way of example, assume that you are issued 600 shares of Restricted Stock in cancellation of your options under the program. Assume further that:

  •
  the options are cancelled on May 24, 2002, the scheduled expiration date of the Offer, and shortly thereafter you sign the Restricted Stock agreement and your Restricted Stock is issued on May 25, 2002;

  •
  you continue to be our employee through September 30, 2004 and vest in all of the Restricted Stock;

  •
  on May 25, 2002, the date of issuance of the Restricted Stock, the value of your shares is $10 per share; on September 30, 2002, the date that 34% of your Restricted Stock vests, the value of your shares is $12 per share and on the immediately following Vesting Date (i.e., December 31, 2002), the value of your shares is $15 per share; and

  •
  you do not make an election under Section 83(b) of the Internal Revenue Code to be taxed on unvested Restricted Stock or an election to defer the receipt of the portions of the Restricted Stock that vest on September 30, 2002 and December 31, 2002.

Accordingly, you would recognize taxable income in the amount of $2,448 (600 shares × .34 × $12/share) on September 30, 2002, the date of vesting of 34% of your Restricted Stock, and of $742.50 (600 shares × .0825 × $15/share) on December 31, 2002, and you would have to provide us with payment on those dates of the applicable federal and state income and employment withholding taxes on that income, by cash payment or other arrangement agreed upon between you and us.

        If you were to make an election under Section 83(b) of the Internal Revenue Code, you would recognize $6,000 (600 shares × $10/share) of taxable income on the date the Restricted Stock is issued to you, and you would have to provide us with payment on that date of the applicable federal and state income and employment withholding taxes on that income, by cash payment or other arrangement agreed upon between you and us. (Section 13)

        When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

        The Offer expires on May 24, 2002, at 12 midnight, Central Standard Time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will provide appropriate notice of the extension no later than 9:00 a.m., Central Standard Time, on the next business day following the previously scheduled expiration of the Offer period. (Section 14)

  How do I tender my options?

        If you decide to tender your options, you must deliver, before 12 midnight, Central Standard Time, on May 24, 2002, a properly completed and duly executed Letter of Transmittal, a duly executed Restricted Stock agreement and any other documents required by the Letter of Transmittal to Lisa Sutter, Allegiance Telecom, Inc., 9201 North Central Expressway, Dallas, Texas 75231 (telephone: (469) 259-2848, facsimile: (469) 259-9130). (Section 3)

        If we extend the Offer beyond that time, you must deliver these documents before the extended expiration of the Offer. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered options that are not validly withdrawn. Upon expiration of this Offer (which will be on May 24, 2002, at 12 midnight, Central Standard Time, unless we extend it), we will promptly decide to either accept all of the properly tendered options or to reject them all. (Section 3)

  During what period of time may I withdraw previously tendered options?

        You may withdraw your tendered options at any time before 12 midnight, Central Standard Time, on May 24, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal (by mail, fax or other paper delivery method) with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described in this Offer. (Section 4)

        What are the risks that I should consider in deciding whether to participate in this Offer?

        You should consider the information contained in the Offer to Exchange and the Letter of Transmittal, and the information under the caption "Risk Factors" on pages 24 through 35 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, a copy of which is being distributed to you, in deciding whether to tender your options. In addition, you should also consider the risks described below, in making your decision (Section 2):

  •
  You may lose the potential benefit of any vested options that you tender in this Offer.

  •
  You may benefit from an increase in the trading price of our common stock to a lesser extent if you tender your options in this Offer.

  •
  You may incur tax liability in connection with receiving your Restricted Stock but never recognize any benefit from your Restricted Stock, or incur tax liability in excess of the amount you receive upon sale of your Restricted Stock.

  What do you think of the Offer?

        Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. (Section 2)

  Who can I talk to if I have questions about the Offer?

        For additional information or assistance, you should contact:

    Lisa Sutter
    Allegiance Telecom, Inc.
    9201 North Central Expressway
    Dallas, Texas 75231
    (telephone: (469) 259-2848, facsimile: (469) 259-9130)

THE OFFER

1.    Number of Shares of Restricted Stock; Expiration Date.

        Upon the terms and subject to the conditions of the Offer, we will exchange, for Restricted Stock to be issued under the Plan, all Eligible Options that are properly tendered by our current vice presidents (other than city vice presidents), senior vice presidents, executive vice president and board members (such persons, collectively referred to as the "Participants") and not validly withdrawn in accordance with section 4 before the "Expiration Date," as defined below. "Eligible Options" are any and all of the unexercised stock options (whether vested or unvested) that have an exercise price of $5.50 or greater (excluding outperform stock options), held by the Participants that are outstanding under the Plan. We are individually negotiating for the exchange of certain stock options granted on October 15, 2001, at an exercise price of $5.79 per share, for shares of Restricted Stock, with the recipients of those grants who are our senior vice presidents, executive vice president, executive vice president of corporate development/chief financial officer, chief operating officer/president and chief executive officer. As a result, those option grants are not a part of this Offer and are not "Eligible Options."

        For every four shares of common stock issuable under Eligible Options that are tendered and accepted for exchange and cancellation, we will issue three shares of Restricted Stock. No fractional shares of Restricted Stock will be issued. The number of shares of Restricted Stock will be rounded up for amounts of 0.5 and greater and will be rounded down for amounts below 0.5. The following are a few examples:

  •
  if you tender 100 shares of common stock issuable under Eligible Options and we accept those 100 Eligible Options for cancellation and exchange, we will issue 75 shares of Restricted Stock to you.

  •
  If you tender 75 shares of common stock issuable under Eligible Options and we accept those 75 Eligible Options for cancellation and exchange, we will issue 56 shares of Restricted Stock to you.

  •
  if you tender 50 shares of common stock issuable under Eligible Options and we accept those 50 Eligible Options for cancellation and exchange, we will issue 38 shares of Restricted Stock to you.

        The Restricted Stock will be subject to the Plan and the Restricted Stock agreement. Regardless of the current vesting schedule of your options, 34% of the Restricted Stock will vest on September 30, 2002, and an additional 8.25% of the Restricted Stock will vest on the last day of each quarter following that date, provided that you remain our employee or board member on each such date. At each time of such vesting, unless you make an election under Section 83(b) of the Internal Revenue Code or (subject to the discussion contained under section 13 below, titled "Material Federal Income Tax Consequences") elect to defer receipt of the shares that vest, you will recognize taxable income equal to the fair market value of the shares that vest on the date they vest, and, before we deliver certificates for those vested shares to you, you must provide for the payment to us of the federal and state income and employment withholding taxes to which you become subject as a result of such income, by cash payment or other arrangement agreed upon between you and us. If you make an election under Section 83(b) of the Internal Revenue Code, you will immediately recognize taxable income equal to the fair market value of all of your Restricted Stock on the date it is issued to you, even though it has not vested. If you make an election under Section 83(b) of the Internal Revenue Code, you must provide for payment to us of the federal and state income and employment withholding taxes to which you become subject as a result of your election at the time the Restricted Stock is issued to you.

        If you cease to be an employee or a member of the Board of Directors of our company for any reason prior to the date the unvested portion of your Restricted Stock vests, you will not receive that portion of your Restricted Stock or any other consideration in exchange for your tendered options.

        The term "Expiration Date" means 12 midnight, Central Standard Time, on May 24, 2002 unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the Offer, and section 6 for a description of conditions to the Offer.

2.    Purpose of the Offer.

        We are making this Offer for employee incentive purposes and to further our corporate goals. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are not sufficiently effective in retaining and providing incentives to the Participants. By making this Offer we intend to maximize stockholder value by creating better incentives for, and thus increasing retention of, the Participants.

        You should consider the information contained in the Offer to Exchange and the Letter of Transmittal, and the information under the caption "Risk Factors" on pages 24 through 35 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, a copy of which is being distributed to you, in deciding whether to tender your options. In addition, you should also consider the risks described below, in making your decision:

  •
  You may lose the potential benefit of any vested options that you tender in this Offer. Your shares of Restricted Stock will vest 34% on September 30, 2002 with an additional 8.25% vesting on the last day of each quarter following that date. Even if the options you tender have vested, you will receive Restricted Stock with a new vesting schedule. As a result, you may lose the potential benefit of any vested options you tender in this Offer. You will generally forfeit any portion of the Restricted Stock you receive in this Offer that is not vested when your service with us terminates for any reason. In such case, your unvested Restricted Stock will expire, and will not continue to vest. If your service with us is terminated for any reason prior to September 30, 2002 (and your shares of Restricted Stock do not become "vested" due to your death, permanent physical disability or change in control prior to that date), you will forfeit all of your Restricted Stock.

  •
  You may benefit from an increase in the trading price of our common stock to a lesser extent if you tender your options in this Offer. If the trading price of our common stock increases after this Offer, of which we can give you no assurance whatsoever, you may benefit to a lesser extent if you tender your options and receive Restricted Stock. For every four shares of common stock issuable under Eligible Options that are tendered and accepted for exchange and cancellation, we will issue three shares of Restricted Stock. If the trading price of our common stock increases above the exercise price of your tendered options, because of the higher number of options shares, you may benefit more from holding the options. We advise you to consult with your financial advisor regarding the potential benefits of holding your options at different trading prices of our common stock.

  •
  You may incur tax liability in connection with receiving your Restricted Stock but never recognize any benefit from your Restricted Stock, or incur tax liability in excess of the amount you receive upon sale of your Restricted Stock. If you do not make an election under Section 83(b) of the Internal Revenue Code, upon the vesting of your Restricted Stock (unless you elect to defer the receipt of your Restricted Stock), you will be required to recognize additional income in an amount equal to the fair market value of the Restricted Stock that vests, determined on the date the shares vest. If the trading price of our common stock decreases after a vesting date before you sell the vested stock, you may receive an amount from the sale of your Restricted Stock that is less than your tax liability. If you make a Section 83(b) election, you will be required to recognize taxable income at the time you receive your Restricted Stock in an amount equal to the fair market value of the Restricted Stock you receive on that date. In addition, if you make a Section 83(b) election and subsequently forfeit your shares of Restricted Stock, you will receive nothing from those shares to offset your tax liability. Also, if the trading price of our common stock decreases after you receive your Restricted Stock, and your Restricted Stock subsequently vests, you may receive an amount from the sale of your Restricted Stock that is less than your tax liability.

        Neither we nor our Board of Directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment, legal and tax advisors. You must make your own decision whether to tender your options for exchange, taking into account your own personal circumstances and preferences.

3.    Procedures for Tendering Options.

        Proper Tender of Options.    To validly tender your options pursuant to the Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, duly execute and deliver (by mail, fax or other paper delivery method) the Letter of Transmittal, along with any other required documents to Lisa Sutter, Allegiance Telecom, Inc., 9201 North Central Expressway, Dallas, Texas 75231 (telephone: (469) 259-2848, facsimile: (469) 259-9130). We must receive all of the required documents before the Expiration Date.

        The method of delivery of all documents, including letters of transmittal and any other required documents, is at your own election, risk and cost. We will only accept paper delivery, and therefore delivery by e-mail will not be accepted. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. If delivery is by fax, we recommend that you send the original documents to us. In all cases, you should allow sufficient time to ensure timely delivery.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to Eligible Options or to be issued as Restricted Stock. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine do not comply with the conditions of this Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. Upon expiration of this Offer (which will be on May 24, 2002, at 12 midnight, Central Standard Time, unless we extend it), we will promptly decide to either accept all of the properly tendered options or to reject them all. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. If we waive a condition of the Offer as to one particular option holder, we will waive that condition for all option holders. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

        Our Acceptance Constitutes an Agreement.    Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer, including the terms and condition of the Restricted Stock agreement. You will be required to sign and deliver a Restricted Stock agreement governing the terms of your Restricted Stock at the same time that you deliver your Letter of Transmittal to us.

4.    Withdrawal Rights.

        You may only withdraw your tendered options in accordance with the provisions of this section 4. You may withdraw your tendered options at any time before 12 midnight, Central Standard Time, on May 24, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, unless we accept your tendered options for exchange before 12 midnight, Central Standard Time, on May 24, 2002, you may withdraw your tendered options at any time after the expiration of forty (40) business days from the date of commencement of this Offer until they are accepted and cancelled.

        To validly withdraw tendered options, you must deliver to us, at the address set forth on the back cover of this Offer to Exchange, a written notice of withdrawal (by mail, fax or other paper delivery method) with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and the number of options to be withdrawn. You may withdraw some or all of your tendered options. The notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

        You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in section 3 above.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.    Acceptance of Options for Exchange and Issuance of Restricted Stock.

        If we decide to accept all properly tendered options, we will promptly accept these options for exchange and cancellation and we will promptly grant the Restricted Stock. You will need to duly execute and deliver the Restricted Stock agreement at the same time that you deliver your Letter of Transmittal to us. However, we will hold the stock certificate for shares of Restricted Stock in our custody and you will not receive a stock certificate for your Restricted Stock until after it has vested and you have paid the applicable withholding taxes. At any time prior to the date which is at least six (6) months prior to any Vesting Date (and with respect to the first Vesting Date of September 30, 2002, at any time prior to June 30, 2002), you may deliver written notice to us (in the form attached as Exhibit (a)(5) or such other form that we may approve of from time to time) setting forth your election to defer the distribution of all or any portion of the Restricted Stock that may vest on such Vesting Date (if any); if you elect to defer, no certificates representing shares of common stock will be delivered to you until the date of the event specified in such deferral notice. Your decision to defer the distribution of stock certificates is irrevocable. Notwithstanding a deferral of the distribution of Restricted Stock, all vested Restricted Stock will be distributed promptly after a public announcement of a change in control (as defined in the form of Restricted Stock agreement attached as Exhibit (d)(6)) or after termination of your employment for any reason. Until shares of vested Restricted Stock are distributed to you, you will not have any voting rights or rights to cash dividends with respect to such shares.

        If you cease to be an employee or a member of the Board of Directors of our company for any reason after the date that you tender your options but before the date that the unvested portion of your Restricted Stock vests, you will not receive that portion of your Restricted Stock in exchange for your tendered options. You also will not receive any consideration for your tendered options if you are not an employee or a member of the Board of Directors of our company on the date of issuance and as a result are not issued any Restricted Stock. This Offer does not change the "at-will" nature of your employment with us, and your employment may be terminated by us or you at any time, including prior to you being issued or vesting in the Restricted Stock, for any reason with or without cause.

        You are not required to accept the Offer. If you choose to tender any Eligible Options for exchange, you may choose to tender one option and not tender another. For example, if you have received two Eligible Options, you may choose to tender neither of these Eligible Options, both of these Eligible Options, or one of these Eligible Options. If you choose to tender any options for exchange, you will be required to indicate in the Letter of Transmittal the particular option grants you are tendering.

        For purposes of the Offer, we will be deemed to have accepted options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be by press release or e-mail. Promptly after we accept and cancel tendered options, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted and cancelled, the number of shares of Restricted Stock that will be issued to the option holder, and the amount of any required federal and state income and withholding taxes if the tendering option holder will make an election under Section 83(b) of the Internal Revenue Code.

6.    Conditions of the Offer.

        Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered to us, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act (which rule requires that we either issue shares of Restricted Stock or return the tendered options, promptly after termination or withdrawal of the Offer), if at any time on or after April 26, 2002 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred:

        (a)  there shall have been threatened or instituted or be pending any action or proceeding by any government agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of Restricted Stock, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of our company or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

        (b)  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, enacted, amended or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

    (1)
    make the acceptance for exchange of, or issuance of Restricted Stock for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer;

    (2)
    delay or restrict our ability, or render us unable, to accept for exchange, or issue Restricted Stock for, some or all of the tendered options;

    (3)
    materially impair the benefits we hope to receive as a result of the Offer; or

    (4)
    materially and adversely affect our business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

        (c)  there shall have occurred any change in generally accepted accounting principles or interpretations thereof which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for the Offer; or

        (d)  any circumstances, changes or events shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock price or ownership that, in our reasonable judgment, is or may be material to us.

        The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Once we waive a condition, we will not reassert that waived condition. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

7.    Price Range of Common Stock Underlying the Options.

        There is no established trading market for stock options granted under the Plan.

        Our common stock is quoted on the Nasdaq National Market under the symbol "ALGX." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

Quarter Ended	High	Low
06/30/02 (through April 24, 2002)	$2.9100	$2.0700
03/31/02	9.6000	1.8800
12/31/01	9.8500	2.7400
09/30/01	15.8000	2.8000
06/30/01	22.1000	8.5000
03/31/01	40.0000	12.4375
12/31/00	41.5000	12.8125
09/30/00	77.8750	32.7500
06/30/00	80.2500	45.0000
03/31/00	110.0800	60.6700

        On April 24, 2002, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $2.09.

        Our stock price has been, and in the future may be, highly volatile and could continue to decline. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

8.    Source and Amount of Consideration; Terms of Restricted Stock.

        Consideration.    The Restricted Stock to be issued in exchange for Eligible Options properly tendered and accepted for exchange and cancellation by us will be issued under the Plan. For every four shares of common stock issuable under Eligible Options that are tendered and accepted for exchange and cancellation, we will issue three shares of Restricted Stock. No fractional shares of Restricted Stock will be issued. The number of shares of Restricted Stock will be rounded up for amounts of 0.5 and greater and will be rounded down for amounts below 0.5. However, no Restricted Stock will actually be issued until you sign a Restricted Stock agreement and return it to us.

        If we receive and accept tenders of all Eligible Options, we will issue approximately 3,744,424 shares of Restricted Stock. If all Eligible Options are properly tendered and accepted and cancelled, the shares of Restricted Stock to be issued will equal approximately 3.1% of the total shares of our common stock outstanding following that issuance. Shares of common stock subject to all tendered Eligible Options that are accepted and cancelled will, after such cancellation, be available for re-grant and issuance under the Plan, and may provide some of the necessary shares reserved under the Plan in order to issue shares of Restricted Stock that is part of this Offer.

        Terms of Restricted Stock.    The following description of the terms of the Restricted Stock is a summary and is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the Plan and the Restricted Stock agreement. Complete information about the Plan and the Restricted Stock agreement is included in the 1998 Stock Incentive Plan, as amended, and the form of Restricted Stock agreement, respectively. The 1998 Stock Incentive Plan has been filed as Exhibit 10.6 to our Registration Statement on Form S-1, filed with the U.S. Securities and Exchange Commission on May 22, 1998. The First Amendment to the 1998 Stock Incentive Plan has been filed as Exhibit 10.7 to our Form 10-K for the period ended December 31, 1998, filed with the U.S. Securities and Exchange Commission on March 30, 1999. The Second Amendment to the 1998 Stock Incentive Plan has been filed as Exhibit 10.8 to our Form 10-K for the period ended December 31, 1999, filed with the U.S. Securities and Exchange Commission on March 29, 2000. The Third Amendment to the 1998 Stock Incentive Plan has been filed as Exhibit 10.9 to our Form 10-K for the period ended December 31, 2000, filed with the U.S. Securities and Exchange Commission on March 30, 2001. The Fourth Amendment to the 1998 Stock Incentive Plan has been filed as Exhibit 10.10 to our Form 10-K for the period ended December 31, 2001, filed with the U.S. Securities and Exchange Commission on April 1, 2002. The form of Restricted Stock agreement is being provided to you and has also been filed with the U.S. Securities and Exchange Commission as an exhibit to the Schedule TO.

        Please contact us as follows: Lisa Sutter, Allegiance Telecom, Inc., 9201 North Central Expressway, Dallas, Texas 75231 (telephone: (469) 259-2848, facsimile: (469) 259-9130), to receive a copy of the Plan or the Restricted Stock agreement. We will promptly furnish you with copies of these documents at our expense.

        General.    Awards of Restricted Stock under the Plan may be made to certain of our employees and board members. As of December 31, 2001, 25,429,108 shares of our common stock were reserved for issuance under the Plan.

        The Restricted Stock issued under the Plan and pursuant to the Offer will be evidenced by a Restricted Stock agreement between us and each option holder whose tendered options in the Offer are accepted and cancelled. The Restricted Stock agreement will contain the vesting provisions and other restrictions applicable to the Restricted Stock to be issued to each such option holder. The shares of Restricted Stock will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, conveyance, pledge, hypothecation or gift.

        If we decide to accept all properly tendered options, we will promptly accept these options for exchange and cancellation and we will promptly grant the Restricted Stock. You will need to duly execute and deliver the Restricted Stock agreement at the same time that you deliver your Letter of Transmittal to us. However, we will hold the stock certificate for shares of Restricted Stock in our custody and you will not receive a stock certificate for your Restricted Stock until after it has vested and you have paid the applicable withholding taxes. Until shares of vested Restricted Stock are distributed to you, you will not have any voting rights or rights to cash dividends with respect to such shares.

        Vesting; Forfeiture.    Regardless of the current vesting schedule of the options that you tender to us in the Offer, 34% of the Restricted Stock will vest on September 30, 2002 and an additional 8.25% of the Restricted Stock will vest on the last day of each quarter following that date, provided that you remain our employee or board member on such dates. In addition, the unvested portion of your Restricted Stock will vest in full on the date you cease to be an employee or a member of the Board of Directors of our company by reason of death or permanent physical disability (as determined by us in our sole discretion). The unvested portion of the Restricted Stock will be subject to forfeiture if your employment or directorship is terminated for any other reason.

        Deferral.    At any time prior to the date which is at least six (6) months prior to any Vesting Date (and with respect to the first Vesting Date of September 30, 2002, at any time prior to June 30, 2002), you may deliver written notice to us (in the form attached or such other form that we may approve of from time to time) setting forth your election to defer the distribution of all or any portion of the Restricted Stock that may vest on such Vesting Date (if any); if you elect to defer, no certificates representing shares of common stock will be delivered to you until the date of the event specified in such deferral notice. Your decision to defer the distribution of stock certificates is irrevocable. Notwithstanding a deferral of the distribution of Restricted Stock, all vested Restricted Stock will be distributed promptly after a public announcement of a "change in control" (as defined in the form of Restricted Stock agreement) or after termination of your employment for any reason. Until shares of vested Restricted Stock are distributed to you, you will not have any voting rights or rights to cash dividends with respect to such shares.

        Acceleration.    For Participants who are vice presidents, unvested shares of Restricted Stock will vest in full if there is a "change in control" and such person's employment is terminated (other than a termination for "cause") upon such change in control or at any time during the 2-year period after such change in control occurs. For Participants who are senior vice presidents, our executive vice president or board members, all unvested shares of Restricted Stock will vest immediately following the consummation of a "change in control." Under the Restricted Stock agreement, a "change in control" occurs if: (i) certain persons or groups, as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, are or become the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities, (ii) during any consecutive two year period, individuals who at the beginning of such period constitute the members of our Board of Directors, as well as any individuals whose election by the Board of Directors or nomination for election by our stockholders was approved by at least two-thirds of the directors who were directors at the beginning of such period or whose election was previously so approved, cease for any reason to be a majority of the members of our Board of Directors, (iii) our stockholders approve a merger or consolidation of us with any other corporation, other than a merger or consolidation where (A) all or a portion of our securities outstanding before the merger continue to represent more than 50% of the voting power of the combined entity or (B) our existence is not affected and our chief executive officer and all of our directors (who must constitute the majority of the directors of the combined entity) retain their positions, or (iv) our stockholders approve a complete liquidation of us or an agreement for the sale or disposition of all or substantially all of our assets, other than sales to certain persons.

        Withholding.    We will be entitled, if necessary or desirable, to withhold from you from any amounts due and payable by us to you, the amount of any withholding or other tax due with respect to the Restricted Stock. The following provisions are included in the Restricted Stock agreement:

  (i)
  as a condition of receiving any vested Restricted Stock, you authorize us to sell, on each Vesting Date (or shortly thereafter), the number of vested Restricted Stock that we deem necessary to satisfy the applicable withholding or other taxes; and

  (ii)
  you agree that the proceeds received from the sale of vested Restricted Stock will be used to satisfy the withholding taxes and, accordingly, you authorize our brokers or other agents to pay such proceeds to us for such purpose. You understand that to the extent that the proceeds obtained by such sale exceeds the amount necessary to satisfy the withholding or other taxes, such excess proceeds shall be distributed to you.

9.    Information Concerning Allegiance Telecom, Inc.

        General.    We are a leading competitive provider of telecommunications services to small and medium- sized businesses in major metropolitan areas across the United States. We offer an integrated set of telecommunication services including local, long distance, data and a full suite of Internet services. We are incorporated in Delaware. Our principal executive offices are located at 9201 North Central Expressway, Dallas, Texas 75231, and our telephone number is (214) 261-7100.

        Financial Information.    The Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer incorporates certain financial information about us included in our annual report on Form 10-K for the fiscal year ended December 31, 2001 which has been filed with the SEC (a copy of such financial information has been provided to you) and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002 which has been filed with the SEC (a copy of such financial information has been provided to you). Please see section 16 below for more information on how to obtain additional copies of these filings or our other SEC filings.

        Our book value per share as of March 31, 2002 was $4.30 (determined by dividing total stockholders' equity by the total number of shares of common stock outstanding as of March 31, 2002).

10.  Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

        A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of March 31, 2002, our executive officers and directors as a group beneficially owned options to purchase a total of 6,533,974 shares of our common stock, which represented approximately 27.33% of the shares subject to all options outstanding as of that date. The following directors and executive officers, who are Participants in this Offer, have Eligible Options: (a) Clay Myers, our Senior Vice President of Finance and Accounting, has 300,000 Eligible Options that have an exercise price of $14.0156; (b) Mark Tresnowski, our Senior Vice President, General Counsel and Secretary, has 150,000 Eligible Options that have an exercise price of $14.0156; (c) Tony Parella, our Executive Vice President, has 600,000 Eligible Options that have an exercise price of $14.0156; (d) Reed Hundt, one of our directors, has 37,500 Eligible Options that have an exercise price of $14.0156; and (e) Andy Lipman, one of our directors, has 50,000 Eligible Options that have an exercise price of $14.0156. Based on discussions with each of these individuals, we anticipate that each will exchange all of their Eligible Options for shares of Restricted Stock pursuant to this Offer.

        The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of March 31, 2002 by each of our directors, each of our executive officers, and all directors and executive officers as a group. Beneficial ownership of less than one percent is indicated by an asterisk. The percentages specified below are based on 116,023,655 shares of common stock outstanding as of March 31, 2002. Shares subject to options exercisable within 60 days of such date are considered for the purpose of determining the percent of the class held by the holder of such options, but not for the purpose of computing the percentage held by others.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
Directors and Executive Officers:
Royce J. Holland(1)	5,697,464	4.91%
C. Daniel Yost(2)	2,088,323	1.80%
Thomas M. Lord(3)	2,289,687	1.97%
Anthony J. Parella(4)	900,740	*
G. Clay Myers(5)	259,280	*
Mark B. Tresnowski(6)	594,711	*
James E. Crawford, III(7)(8)	1,337,068	1.15%
John B. Ehrenkranz(9)	—	—
Paul J. Finnegan(10)	45,512	*
Richard D. Frisbie(11)	86,355	*
Howard I. Hoffen(12)	—	—
Reed E. Hundt(13)	95,810	*
Andrew D. Lipman(14)	44,212	*
James N. Perry, Jr.(10)(15)	37,723	*
All directors and executive officers as a group(14 persons)	13,476,885	11.62%

(1)
Consists of: (a) 2,761,332 shares of common stock owned directly by Mr. Holland, (b) 2,910,828 shares of common stock owned by the Royce J. Holland Family Limited Partnership, of which Royce J. Holland is the sole general partner, (c) 3,900 shares of common stock held by Mr. Holland as custodian for his children, as to which 3,900 shares Mr. Holland disclaims beneficial ownership and (d) outperform stock options to acquire 21,404 shares of common stock that have vested as of March 31, 2002.

(2)
Consists of: (a) 2,066,919 shares of common stock owned directly by Mr. Yost and (b) outperform stock options to acquire 21,404 shares of common stock that have vested as of March 31, 2002.

(3)
Consists of: (a) 1,059,141 shares of common stock owned directly by Mr. Lord, (b) 1,209,142 shares of common stock owned by Mr. Lord's wife and children and (c) outperform stock options to acquire 21,404 shares of common stock that have vested as of March 31, 2002.

(4)
Consists of: (a) 457,126 shares of common stock owned directly by Mr. Parella and (b) options to acquire 443,614 shares of common stock that have vested as of March 31, 2002 and that will vest within 60 days of that date.

(5)
Consists of: (a) 530 shares of common stock owned directly by Mr. Myers and (b) options to acquire 258,750 shares of common stock that have vested as of March 31, 2002 and that will vest within 60 days of that date.

(6)
Consists of: (a) 7,883 shares of common stock owned directly by Mr. Tresnowski and (b) options to acquire 586,828 shares of common stock that have vested as of March 31, 2002 and that will vest within 60 days of that date.

(7)
1,169,790 shares of common stock are owned by Frontenac VII Limited Partnership and 62,952 shares of common stock are owned by Frontenac Masters VII Limited Partnership. Mr. Crawford is a Managing Member of Frontenac Company, VII, L.L.C., the general partner of Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership. Mr. Crawford disclaims beneficial ownership of these shares of common stock, except to the extent of his pecuniary interest.

(8)
Includes: (a) 98,922 shares of common stock owned directly by Mr. Crawford, (b) 2,500 shares owned by Mr. Crawford's spouse and (c) 1,452 shares held in a dynasty trust for the benefit of Mr. Crawford's son, and 1,452 shares held in a dynasty trust for the benefit of Mr. Crawford's daughter. Mr. Crawford disclaims ownership of the shares of common stock described in clause (c).

(9)
Mr. Ehrenkranz is a Managing Director of Morgan Stanley Capital Partners, the managing member of the general partner of the following funds: Morgan Stanley Capital Partners III, L.P. (which owns 11,865,451 shares of Allegiance Telecom common stock), MSCP III 892 Investors, L.P. (which owns 1,214,813 shares of Allegiance Telecom common stock) and Morgan Stanley Capital Investors, L.P. (which owns 373,105 shares of Allegiance Telecom common stock).

(10)
Messrs. Finnegan and Perry are Managing Directors of Madison Dearborn Partners, Inc., the general partner of the general partner of Madison Dearborn Capital Partners II, L.P. (which owns 7,307,325 shares of Allegiance Telecom common stock).

(11)
Consists of: (a) 62,583 shares of common stock owned directly by Mr. Frisbie and (b) 23,772 shares of common stock owned through trusts. Mr. Frisbie is a Managing Member of Battery Partners IV, LLC, the general partner of Battery Ventures IV, L.P. and a Managing Member of Battery Investment Partners IV, LLC.

(12)
Mr. Hoffen is Chairman, CEO and Director of Morgan Stanley Capital Partners, the managing member of the general partner of the following funds: Morgan Stanley Capital Partners III, L.P. (which owns 11,865,451 shares of Allegiance Telecom common stock), MSCP III 892 Investors, L.P. (which owns 1,214,813 shares of Allegiance Telecom common stock) and Morgan Stanley Capital Investors, L.P. (which owns 373,105 shares of Allegiance Telecom common stock).

(13)
Consists of: (a) 10,000 shares of common stock owned directly by Mr. Hundt and (b) options to acquire 85,810 shares of common stock that have vested as of March 31, 2002 and that will vest within 60 days after that date.

(14)
Consists of: (a) 15,050 shares held directly by Mr. Lipman and (b) options to acquire 29,162 shares of common stock that have vested as of March 31, 2002 and that will vest within 60 days after that date.

(15)
Consists of: (a) 15,089 shares held directly by Mr. Perry through a living trust and (b) 22,634 shares owned by a family limited partnership.

        Other than (a) the Secured Promissory Note of Clay Myers (our Senior Vice President of Finance and Accounting) dated December 6, 1999 and the Amended and Restated Pledge Agreement with Clay Myers, dated June 7, 2001, (b) the Full Recourse Promissory Note of Tony Parella (our Executive Vice President) dated November 1, 2001 and Pledge Agreement with Tony Parella, dated November 1, 2001, and (c) stock option agreements, neither we nor (to our knowledge) any person controlling us nor (to our knowledge) any of our directors or executive officers is a party to any agreement, arrangement or understanding with any other person relating to this Offer with respect to any of our securities. A description and copies of these loan and pledge agreements are incorporated herein by reference from information contained in our annual report on Form 10-K for fiscal year ended December 31, 2001, filed with the SEC.

        Other than periodic purchases of our common stock pursuant to our Employee Stock Discount Purchase Plan and ordinary course grants of stock options to employees and directors and stock option exercises by employees and directors, there have been no transactions in options to purchase our common stock or in our common stock that were effected during the past 60 days by Allegiance Telecom, Inc. or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of Allegiance Telecom, Inc.

11.  Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

        All tendered options that are accepted for exchange will be cancelled. All shares subject to options that are accepted and cancelled will be available, after such cancellation, for re-grant or issuance under the Plan, and may fund part of the share reserve under the Plan necessary to issue shares of Restricted Stock that is part of this Offer.

        We will recognize compensation expense for the replacement of fixed stock option awards with Restricted Stock. The compensation cost is measured as the quoted market price of the stock on the measurement date. The compensation cost will be recognized as an expense in accordance with the Restricted Stock vesting provisions. The compensation cost will be allocated 34% on September 30, 2002 and an additional 8.25% each quarter thereafter, to expense.

12.  Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business and that might be adversely affected by our exchange of options and our grant of Restricted Stock as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our Restricted Stock as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and cancellation and to issue Restricted Stock for tendered options is subject to conditions, including the conditions described in section 6 above.

13.  Material Federal Income Tax Consequences.

        The following is a general summary of the material United States federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss any taxes other than United States federal income taxes, nor does it discuss all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

        Issuance of Restricted Stock.    If you do not make an election under Section 83(b) of the Code (a "Section 83(b) election"), then (subject to the discussion below regarding an election to defer receipt of Restricted Stock), you will recognize taxable income each time a portion of your Restricted Stock vests.

The amount of such taxable income will equal the fair market value of the portion of your Restricted Stock that vests on that date, and you must provide for the payment to us of the federal and state income and employment withholding taxes to which you become subject as a result of recognizing such income, by cash payment or other arrangement agreed upon between you and us.

        If you may make a Section 83(b) election with respect to your Restricted Stock, then you will recognize taxable income at the time of the award equal to the fair market value of all your Restricted Stock at that time, and you must provide for the payment to us of the federal and state income and employment withholding taxes to which you are subject as a result of recognizing such income, by cash payment or other arrangement agreed upon between you and us. A Section 83(b) election must be made within thirty (30) days after the date the Restricted Stock is awarded to you. Should you subsequently forfeit any portion of the Restricted Stock because you cease to be an employee or a member of the Board of Directors of our company for any reason before a Vesting Date, then you will not be able to recover the taxes you paid with respect to your unvested Restricted Stock or to claim any deduction for those taxes.

        If you do not make a Section 83(b) election with respect to your Restricted Stock and you elect to defer receipt of any portion of your Restricted Stock (which election must generally be made more than six (6) months prior to the date such portion vests), we will report your income, and withhold income and employment taxes, on the basis that you recognize income on the date on which that portion of your Restricted Stock is distributed to you (as opposed to the vesting date for that portion), in an amount equal to the fair market value of that portion of the Restricted Stock on the date it is distributed to you. Accordingly, you will be required to pay the income and employment withholding taxes pertaining to that portion of your Restricted Stock on the date it is distributed to you. You should be aware that the Internal Revenue Service ("IRS") may take the position (in the event of an audit) that you are required to recognize taxable income as your Restricted Stock vests (in accordance with the rules set forth above in the second paragraph of this section 13) without regard to your election to defer the receipt of any shares of Restricted Stock. In addition, you should be aware that no income deferral will result from an election to defer receipt of shares of Restricted Stock for which you have made a Section 83(b) election. We recommend that you consult with your tax advisor to determine the tax consequences of making an election to defer the receipt of any portion of your Restricted Stock.

        We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you in connection with the issuance, vesting, or distribution of your Restricted Stock.

        Subsequent Sale of Restricted Stock.    Upon a sale or other taxable disposition of the Restricted Stock, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less the fair market value of those shares at the time you recognized taxable income with respect to those shares. A capital loss will result to the extent the amount realized upon such sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the sale.

        The capital gain holding period for shares of Restricted Stock will start either (i) at the time the shares of Restricted Stock vest, if no Section 83(b) election is filed at the time the Restricted Stock is awarded and no election is made to defer receipt of those shares of Restricted Stock, (ii) at the time of the award of Restricted Stock, if you file the Section 83(b) election within 30 days after the date of the award, or (iii) at the time the shares are distributed to you if you elected to defer receipt of such shares more than six (6) months prior to the date those shares vested (or if you elected to defer receipt of such shares prior to June 30, 2002 with respect to the first Vesting Date of September 30, 2002), provided that, if you recognize taxable income with respect to those shares at the time the shares vest notwithstanding an election to defer receipt of the shares (i.e., as a result of an IRS assertion that the deferral election should be disregarded for purposes of determining the tax consequences of the vesting of those shares), then your holding period in those shares will be determined under the rule set forth in clause (i) above.

        We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer. Additionally, if you choose not to exchange all your Eligible Options, we also recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the Eligible Options that you do not exchange and to the subsequent sale of the common stock purchased under those options.

14.  Extension of Offer; Termination; Amendment.

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 above has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange and cancellation of any options by giving oral or written notice of such extension to the option holders.

        We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any tendered options upon the occurrence of any of the conditions specified in section 6 above, by giving oral or written notice of such termination or postponement to the option holders. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires us to pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with Rule 13e-4(f), we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 above has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

        Amendments to the Offer may be made at any time and from time to time by providing appropriate notice of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Central Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any notice made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change, for example, by press release.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and extend the Offer for a period of ten (10) business days after the date of such publication or notice:

          (a)  (1) if we increase or decrease the amount of consideration offered for the options;

            (2)  if we increase or decrease the number of options eligible to be tendered in the Offer; and

          (b)  if the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section 14.

15.  Fees and Expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

16.  Additional Information.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO or the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

          (a)  our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002 and as amended by the Form 10-K/A, filed with the SEC on April 9, 2002;

          (b)  our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the SEC on May 15, 2002;

          (c)  the description of our common stock included in our registration statement on Form S-1, which was filed with the SEC on May 22, 1998, including any amendments or reports we file for the purpose of updating that description; and

          (d)  our registration statements on Form S-8 (File Nos. 333-70769, 333-46866, 333-60486 and 333-86260), filed with the SEC on January 19, 1999, September 28, 2000, May 9, 2001 and April 15, 2002, respectively.

        The SEC file number for the filings referenced in paragraph (a) above is 0-24509. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the symbol "ALGX."

        We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

    Lisa Sutter
    Allegiance Telecom, Inc.
    9201 North Central Expressway
    Dallas, Texas 75231
    (telephone: (469) 259-2848, facsimile: (469) 259-9130)

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about Allegiance Telecom, Inc. should be read together with the information contained in the documents to which we have referred you.

17.  Miscellaneous.

        This Offer to Exchange and our SEC reports referred to above include "forward-looking statements". When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to our company or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents that we have filed with the SEC, including our annual report on Form 10-K filed on April 1, 2002, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

April 26, 2002	ALLEGIANCE TELECOM, INC.

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
ALLEGIANCE TELECOM, INC.

        The directors and executive officers of Allegiance Telecom, Inc. and their positions and offices as of March 31, 2002, are set forth in the following table:

Name	Position and Offices Held
Royce J. Holland	Chairman of the Board and Chief Executive Officer
C. Daniel Yost	President, Chief Operating Officer and Director
Thomas M. Lord	Executive Vice President, Chief Financial Officer and Director
G. Clay Myers	Senior Vice President of Finance and Accounting
Mark B. Tresnowski	Senior Vice President, General Counsel and Secretary
Anthony J. Parella	Executive Vice President and Director
James E. Crawford, III	Director
John B. Ehrenkranz	Director
Paul J. Finnegan	Director
Richard D. Frisbie	Director
Howard I. Hoffen	Director
Reed E. Hundt	Director
Andrew D. Lipman	Director
James N. Perry, Jr.	Director

        The address of each director and executive officer is: c/o Allegiance Telecom, Inc., 9201 North Central Expressway, Dallas, Texas 75231.

A-1

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR

RESTRICTED STOCK OF

ALLEGIANCE TELECOM, INC.

Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Exchange may be directed to:

Lisa Sutter
Allegiance Telecom, Inc.
9201 North Central Expressway
Dallas, Texas 75231
(telephone: (469) 259-2848, facsimile: (469) 259-9130)

April 26, 2002